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On January 31, 2018, Jeff Jacobson, Chief Executive Officer, Bill Osbourn, Chief Financial Officer, and Renee Heiser, Vice President of Communications, participated in a video conference with Xerox employees, which is posted on Xerox’s internal website. Excerpts of the transcript are below.

JACOBSON:    This is an exciting moment for our company. It’s an interesting moment because we are an 111 year old company. I guess I need to be looking at the camera, so I apologize. We are a 111 year old company and when you think about it, there have been eleven leaders of this company, and what the team and I and the board had to do, we really had to think through what is the best option for Xerox, for Xerox employees, for Xerox customers and of course for Xerox shareholders. And for those who know me, I am an amazingly competitive person and my first inclination is to say we’re going it alone. Yeah, we don’t need any help. And the way this all started, quite frankly, was when I became a CEO last January and we started the new Xerox, the entire team realized there was a lot of trapped value, a lot of efficiencies, a lot of benefits, a lot of revenue opportunities and just so much value that we weren’t tapping into in the Fuji – Xerox relationship. And then, over time, as we were having these discussions it became very evident that we should be married. We should just come together because the way to get all the benefits, the way to realize everything that we can be, the simplest way, was let’s just do it as one. And then there were a lot of conversations obviously with the board, with me, with the management teams, how can we execute, how difficult will it be. But the beauty is, I think what we’ve announced today for our employees, for our shareholders, for our customers, this is a game changing play in the industry. I mean if we want to, which we absolutely do, be the absolute leader in this industry, there wasn’t a more self-evident play than what we did today. The difficulty I had, quite frankly, was while this takes Xerox to another level, and I have been here six years and it’s in my heart, it’s in my blood, I am Xerox, there are people who have been here for thirty years that you say all right, will they get it? Will they understand it? And the overwhelming, if I can show you the texts and emails I got from people who grew up in this company that said we just got it. I got a call from Europe at 4:30 this morning only because I had texted somebody so they knew I was up, who said everybody here thinks it’s fantastic. And I am just gratified by it. So. You know, we can certainly go through the slides or however you want to do it, Renee.

HEISER:    Yes. So today we announced our fourth quarter and full year earnings, which we do need to talk about that because there was a lot of work and effort that went into making the numbers that we did. And, we announced this marriage, as you said, with Fuji Xerox. So why don’t we take a minute and talk about how we did with our earnings.

OSBOURN:    Actually, Renee, it was one of the things I was somewhat disappointed that, the announcement’s great, but we have great fourth quarter earnings [applause] that are rightfully overshadowed. But still, these are great results and it’s really due to the employees of this company and the focus this year that we’ve had. We knew it was coming on the back end with the product launch and getting it all out there by the third quarter and that we were going to have a fourth quarter. But we still had to perform, and we did. The fourth quarter results we had were nothing but exceptional. If you look at it from an equipment sales revenue perspective we grew for the first time in the quarter since the second quarter of 2013. [Applause.] It’s funny, one of our board members said one time when I was meeting with him, said all these brackets and everything and it was nice and we were going through the documents. Not all the brackets are gone, don’t get me wrong.

HEISER:    Brackets meaning. . . ?

OSBOURN:    Brackets meaning negative results. That you are declining year over year, quarter over quarter. And the individual, I won’t give him away although I said he, there’s all these brackets. But this quarter we’re going through the numbers and you see the positive numbers in a lot of areas on equipment sales revenue being up, on actual currency revenue being up .5% that you feel really, really good. That year over year adjusted earnings per share was up 4-cents, to a $1.04 versus $1.00. And oftentimes it’s not just the year over year, but what is the street expecting of us. And we exceeded pretty much every measure that the street was expecting of us from a revenues perspective for the quarter, for the full year, for the adjusted EPS for the quarter, for the full year. From an operating cash flow perspective for the full year. And it’s really, you know, it’s a beginning. That’s one thing also, is that it was a great quarter but you know, we’ve got to make sure that we continue this on in 2018. And we believe we will because one of the other things we did today in the documents which we didn’t get to talk about too much on the call, was we provided guidance for next year. And the guidance was saying hey, the fourth quarter is not a one-hit wonder. We gave guidance so we had full year adjusted EPS of $3.48. We gave guidance and applied a $3.60 EPS for next year. We gave revenue guidance –

JACOBSON:    And next year is this year.

OSBOURN:    Next year is 2018. We gave guidance for 2018, revenue guidance that our revenue was down on a full year basis this year [2017] in accordance to what we said, 4.7%. We said we would be down 2 to 4.3 [in 2018]. We think in turn we can do better than that but we gave guidance of three percent down. And we are very optimistic, we are very appreciative, very proud of all the hard work and dedication that went into these Q4 results and we are counting on everybody to continue this into 2018.

JACOBSON:    And we should not take this lightly. It’s not a great statement of perhaps our past years, but when you look at our cultural movement, CRED, you know, collaborative, results driven, empowered, disciplined, you know, we came out, getting back to this slide for a second, and we rang the bell last January. Everybody remembers that? New Xerox? Ringing the bell, a lot of enthusiasm. And we said we’re going to be accountable. We’re going to drive this business. We’re going to make commitments. And we’re going to do what we said. And to Bill’s point, we hit every single metric. We did everything we said in Horizon 1, which was driving the productivity so we can reinvest back in the business. We said that we were going to drive the largest product launch. When we talk largest product launch it’s not just the 29 ConnectKey products. It’s Managed Document Services. It’s our production products. It’s a high end of ink jet. It’s all of that. So nobody should ever feel left out, okay? But we did that. Horizon 3 was all about what’s the next stage for Xerox? I mean this $10 billion business we have that’s our core business, certainly that’s going to be here for a long, long time. But how do we then get into augmented reality, internet of things, machine learning, work flow automation? Those are the things with Horizon 3 we really just did a lot of it today. And that was a lot of hard work but we brought it together. But what I couldn’t be more proud about this team is we said we were going to do something, we made a commitment and we did it and I just take my hats off to you. [Applause.]

HEISER:    Thank you. Okay, so I think we covered it more here than we did on the earnings call, which was great. So I am glad that people have a chance to hear from you guys how you feel about the quarter and how we should be proud. Okay, so then let’s change gears. Let’s talk about this announcement. And certainly there’s a lot in the newspapers, online analysts are chiming in, we’re getting all kinds of information. I know you spent, both of you, a lot of time this morning talking to people.

OSBOURN:    More to come.

HEISER:     And more to come. So this is a chance to talk to the Xerox folks about what is this, this new Fuji Xerox, and what does it mean to us.

JACOBSON:    Yeah. So basically look at it as a merger. It’s bringing together two companies. Xerox is a $10.3 billion company. You’ll see things that say Fuji Xerox is a $9.6 billion dollar company which is true. But you’d say why do we keep saying $18 billion? How come we’re not $20 billion? And there’s about $1.6 billion dollars of products that we buy from each other that won’t be happening anymore so we eliminate that $1.6 billion and get to $18 billion. Fujifilm, not Fuji Xerox, Fujifilm will be 50.1% of the owners of the new company and existing Xerox shareholders will be 49.9%.

You heard that we gave a – well, upon closing we will give a $2.5 billion dividend to the current Xerox shareholders which is about $10 a share or $9.80 per share. Fuji Xerox, the existing Fuji Xerox, just announced a major cost reduction program. One of the things that you would have no reason to know while our margins tend to be very healthy, you know, we just finished at 12.8%, their margins tend to be about half of that, about 6%. So they have a lot of efficiencies to go through, much like we did over the past few years, especially 2016 and 2017.

But what I really want people to focus on and want the street to focus on is this is about how do we grow. How do we have more innovation. So when you think about it, we participate in $85 billion markets that are declining three percent. Fuji Xerox participates in $36 billion markets that are growing at two percent. So the China market is growing six percent. The rest of the Asia Pacific is growing at four percent. Together, for the last eight years, we have been the number one equipment revenue share market leader in the industry. That’s eight years and we are going to continue that. We have $120 billion addressable market in our core markets. But then there’s about a $100 billion market that we don’t even play in today which is industrial printing and packaging. And that’s where we really think we can take technology and innovation and bring it along. You look at the strength of our innovation, you see right here in the slide, 6,600 engineers. 11,417 patents. It’s an amazingly strong potential financial profile when you think of high teens operating margins. So when we say high teens, we’re saying that to the public, we’re being a bit conservative. Free cash flow of a billion and a half dollars. And as Bill talked about earlier, there’s going to be some restructuring because we did announce that the duplication between the companies will probably be about $1.2 billion or $1.25 billion. And there will be some restructuring dollars that will mute the cash over the next few years. Bill, anything you want to add?

OSBOURN:    Yeah. I would say a lot of the conversation, the call [with financial analysts] really focused on the cost synergies, but just as Jeff mentioned, the revenue opportunities here. One of the big things I’ve always said when I’ve gone to town halls and that people say you have cost synergies, what does that mean, etc., one of the things as far as getting rid of having to do the cost reductions, you always want to be more efficient but getting to growth. And this gives us, we believe, the best opportunity to get the growth as soon as possible. We said we’re targeting revenue growth by 2020. When you are a revenue growth company that means that the emphasis – you always want to be as efficient as possible from a cost perspective but you are not dealing with the cost reductions to quite the same extent. And we looked at a lot of different alternatives, the board did, Jeff, and this one truly was the one that made the most sense.

HEISER:    Okay, so let me ask you a few questions because we did offer up for folks to send questions in via email.

OSBOURN:    Yes. The next big step is really following a proxy statement with details on the two companies and the combined company. That proxy statement we are targeting for sometime in the early second quarter time-frame to get that filed. We have our audited financial statements it will be included in for three years. Fuji Xerox’s audited financial statements for the last three years will be included in it. We anticipate that being filed in the early April timeframe. You get a review from the SEC. I’m probably giving too much detail here. But the goal would be that for it to be finalized hopefully in the early May timeframe after review, sent out to shareholders and then there’s a period of time that they are going to have a vote. The goal would be sometime in the mid-June timeframe to have a shareholder vote on the transaction. And then we’ll get approval on that. And then there’s various government regulatory processes. So it’s not necessarily a done deal once you get shareholder approval. There are various including CIFIUS. Whenever you are dealing with a foreign company acquiring, you have to go through a regulatory approval called CIFIUS, and we think that could take us sometime into the early third quarter. But our goal would be hopefully to close the transaction early in the second half of the year.

HEISER:    Okay. So I have some questions for you.

JACOBSON:    Yes, and I think this, if I can, I think it’s important to note that while these discussions have been going on for a number of months it’s really, for 46 days there have been about ninety people in what we call the transaction committee that have been working with the board of directors. So first I want to thank all of them because when I say working they have been doing their own job, they have been working seven days a week and literally, I mean as you know, Renee, because you have been involved in a lot of this as well, you know, into the middle of the night. And even last night there were people who literally haven’t slept all day. So that’s okay, it’s for a good thing.

We are going to have to apply that same intensity and urgency in the planning process. Now the good news is we have everybody on the web here because it’s important to note we still, while we are going to do a lot of planning for integration so that when we do close on the transaction we are ready to go on day one just like we did out of the separation, we were ready to go on day one with all the planning. It’s a little different because we are still separate companies. So the legal department will send out the Do’s and Don’ts. So we’re not allowed to discuss pricing. We are not allowed to discuss specific costs, thing of that nature.

HEISER:    But that’s the same way it is today, right?

JACOBSON:    Yes. But when we become one company then obviously we are going to discuss all of that. But during the planning we cannot. So you’re right. It is the same as it is today. But some people will think oh, well, we will eventually get together so therefore we can discuss these things.

HEISER:    All right. And so then you also talked about this. . . we need some government approval because Fujifilm is obviously a Japanese company. We then will become a foreign owned company. So how should it – okay, I’m just asking all these questions on behalf of everybody. How do I think about that? And what does that mean to the business we do in the country, in the U.S.? You know, last night the U.S. president did a State of the Union Address. Are there issues here?

OSBOURN:    Nothing is ever a guarantee. With that said I would say it’s highly unusual. If you go back in history looking at transactions of foreign companies, or Japanese companies in particular, acquiring a controlling interest and then naming immediately a U.S. CEO.

HEISER:    Which, by the way, congratulations.

JACOBSON:    Thank you. [Applause]

OSBOURN:    That shows their confidence in the way that Jeff has been running Xerox over this past year. And in our negotiations of working with them it really, they are going to be joint partners in this process. And they are serious about making this the best company possible. Fujifilm, this is over sixty percent of their revenues, this is important to them. We are very important to them and they want to make sure that this company succeeds.

HEISER:    Okay.

JACOBSON:    An important point, so one of the things in the process we go through is, Bill made the statement today, that we are likely to be investment grade rating. You can say how do you know that? Well, Bill and myself, Ann Petrone, Robert Birkenholz, the Treasury and Finance teams, went to the rating agency, Standard and Poor’s, Fitch Moody’s, and we did two and a half hours of presentations for each one. One of the things that came out of those three presentations, Fujifilm support was very important because Fujifilm is not like one of the other film companies that we know and is a beloved American name in Rochester, you know, one of their big competitors because while Kodak wasn’t able to reinvent itself. Fujifilm did to the point where their film business is only about ten to fifteen percent of their total business. So they truly did a great job and I think they will do a great job working with us as well.

HEISER:    So let’s come back to the name and the brand and some clarity on that. So when the marriage is official, I will be an employee of Fuji Xerox?

JACOBSON:    So the new name of the company will be Fuji Xerox. All of our branding will stay the same. You know, everybody recognized that the Xerox name is so powerful. If people don’t realize it, with the joint venture we actually get a royalty paid to us from Fuji Xerox because they realize how powerful the Xerox name is. So in the sales territories that the current Fuji Xerox sells in today, it will be – stay Fuji Xerox and in our territories that we know today, it will stay Xerox.

HEISER:    Okay, all right. Thank you. I want to make sure I am real clear on there’s really two benefits for this transaction. One is the ability to unlock value in the relationship that we have today. And so we have seen and you mentioned this number that we will be pursuing on some of the synergies and the cost reductions and things like that. So I want to talk a little bit more about that and how that will work. I mean we all know about Strategic Transformation and the initiatives there. Will that be that similar process?

JACOBSON:    Yes, so certainly where there is duplication. So for example, the people who are working in the R&D teams got together. And they said hey, we each have our own controller. Should we each have our own office controller? And I think if you had Steve Hoover here today, he would probably say that doesn’t make sense, let’s have a common controller. We have platforms that why don’t we have the same platforms? I think there are some things that are so obvious that we should just not duplicate. But why are we duplicating it? We’d say well, we are afraid if we give this up and then our partnership ends with them we’ll never be able to get it back. So therefor, now that we don’t have to worry about that because we’re married for life now, we can get rid of all those inefficiencies that were in the relationship, which is very important.

HEISER:    Got you. Okay, and then I want to hit again on you –

JACOBSON:    Oh, you asked a profit question, I’m sorry, because this is important. So let me show you that value of this. So in the slides today Bill had put up that together we are about ten percent operating margins. Okay. We are saying here a high teens operating margin. If we are saying high teens, it’s because we believe we can definitely do that and maybe more. Let me just make the math easy. We never said 20%. It’s not going to be 20%. We’re not saying 20%. But if you just say instead of it’s 10% and I’m just doing this for math, and if you are an 18 or let’s call it a $20 billion company, you are taking $20 billion and dropping ten percent or another $2 billion down to the profit line in the coming years. Okay. So even if it’s not 20% but it’s high mid-teens or high teens that’s a pretty good number. That drives a lot of profitability, a lot of room for investment, a lot of room for M&A and certainly a lot of room to return back to shareholders. So it’s a very compelling financial proposition.

HEISER:    Okay. So then the other element is this game changing opportunity for products, those types of things. So obviously this should be a big factor as we talk to our customers.

JACOBSON:    Yes.

HEISER:    So when we think about with our customers, how does this benefit them?

JACOBSON:    Yes. So, a few things. One is I am going to talk for our sales people first. So the reason Fuji Xerox has really good shares in China is they are able to have a low cost lower end A3 as an example that they can sell into China for market share and still be very cost competitive. If we look at some of the things we did with developing markets, and I should give Developing Markets a shout out. They grew their revenue this year significantly. [Applause.] Now Dave Dyas, I would like a little more profit for that revenue but we’ll talk about that another time, okay?

HEISER:    [Laughs]

JACOBSON:    Really, really great job and he knows I am only kidding. Well, I am only half-kidding, David. [Chuckles] But really, really great job. If you look at our Managed Document Services deals even internally, within let’s say Europe, DMO and North America and Canada, we sometimes have complexities of how do you share the margin on a cross-geography Managed Document Services deal? It becomes even more difficult in the Fuji Xerox territories. Now as one company, we will be able to do that much more seamlessly. When I talked about trapped margin, we are now going to be able to sell around the globe at a manufacturer’s margin which will make us more competitive everywhere else, which is very important. And then, you know, when I talked about in R&D we had a lot of duplication, you know, we were having a conversation with Steve Hoover, Farooq, Kevin Warren, there are things that we’ll now be able to have PARC work on that their Yokohama facility was also working on. No reason for both of us to be working on it. Let’s divide and conquer. Let’s get the innovation going. And let’s get into some of these areas that we have been waiting to get into and we can get there much more quickly.

Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the transactions with FUJIFILM Holdings Corporation (“Fujifilm”) described herein (the “Transactions”) and/or the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. In connection with the Transactions and the 2018 Annual Meeting, Xerox plans to file with the Securities and Exchange Commission (“SEC”) and furnish to Xerox’s shareholders one or more proxy statements and other relevant documents. BEFORE MAKING ANY VOTING DECISION, XEROX’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING AND THE PARTIES RELATED THERETO. Xerox’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, Xerox’s shareholders may obtain a free copy of Xerox’s filings with the SEC from Xerox’s website at http://www.xerox.com under the heading “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Xerox may be deemed “participants” in the solicitation of proxies from shareholders of Xerox in favor of the Transactions or in connection with the matters to be considered at the Company’s 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Xerox in connection with the Transactions or the Company’s 2018 Annual Meeting will be set forth in the applicable proxy statement and other relevant documents to be filed with the SEC. You can find information about Xerox’s executive officers and directors in Xerox’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Xerox’s and such persons’ other filings with the SEC and in Xerox’s definitive proxy statement filed with the SEC on Schedule 14A.

Cautionary Statement Regarding Forward-Looking Statements

This document, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; the effects on our business resulting from actions of activist shareholders; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and our 2016 Annual Report on Form 10-K, as well as our Current Reports on Form 8-K filed with the SEC. Furthermore, the actual results of the Transactions could vary materially as a result of a number of factors, including, but not limited to: (i) the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect Xerox’s business and the price of Xerox’s common stock, (ii) the failure to satisfy the conditions to the consummation of the transactions, including the receipt of certain approvals from Xerox’s shareholders and certain governmental and regulatory approvals, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the transactions within the expected time frames or at all, (iv) the transactions may not result in the accretion to Xerox’s earnings or other benefits, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreements, (vi) the effect of the announcement or pendency of the transactions on Xerox’s and/or Fujifilm business relationships, operating results, and business generally, risks related to the proposed transactions disrupting Xerox’s current plans and operations and potential difficulties in Xerox’s employee retention as a result of the transactions, (vii) risks related to diverting management’s attention from Xerox’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Xerox, its officers or directors related to the transaction agreements or the transactions and (ix) the possibility that competing offers or acquisition proposals for Xerox will be made. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. In April 2017, Fujifilm formed an independent investigation committee (“IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Our review of this matter has been completed. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.